                                            CONFIDENTIAL MATERIALS OMITTED AND
                                          FILED SEPARATELY WITH THE SECURITIES
                                                       AND EXCHANGE COMMISSION.
                                                    ASTERISKS DENOTE OMISSIONS.

To IBM Italia S.p.A. and
to IBM Semea Servizi Finanziari S.p.A.
Via Tolmezzo, 15
Milano

Toronto, February 9, 2000


Dear Sirs,

as agreed please find herein below the terms and conditions upon which we are available to execute the following transaction.








                           QUOTA (SHARE) PURCHASE AGREEMENT




                                      BETWEEN




                                   IBM ITALIA SPA



                                         AND



                             IBM SEMEA SERVIZI FINANZIARI SPA



                                          AND

                                     CELESTICA INC.


                                          AND


                                  CELESTICA EUROPE INC.







                       QUOTA (SHARE) PURCHASE AGREEMENT


                                   BETWEEN


          IBM ITALIA S.p.A., a corporation formed under the laws of Italy, with registered office at Via Tolmezzo, 15 Milan (Italy), with a corporate capital of Lire 700,000,000,000 entirely paid in, registered with the Registry of Enterprises of Milan at no. 334553, fiscal code no. 01442240030.

          IBM SEMEA SERVIZI FINANZIARI S.p.A., a corporation formed under the laws of Italy, with registered office at Via Tolmezzo, 15 Milan (Italy), with a corporate capital of Lire 70,000,000,000, entirely paid in, registered with the Registry of Enterprises of Milan at no. 271598, fiscal code no. 08824510153.

(hereinafter collectively referred to as "Seller")



                                  AND

          CELESTICA INC., incorporated under the laws of the Province of Ontario, Canada

     AND

          CELESTICA EUROPE INC., incorporated under the laws of the Province of Ontario, Canada




(hereinafter COLLECTIVELY referred to as "Buyer");






                                       WHEREAS


     (a) Seller, which is an Affiliate of International Business Machines Corporation, owns a Participation equal to the entire corporate capital of WCE Italia S.r.l. ("Company").

     (b) The Company will own and operate a business in the area of electronic card assembly and test manufacturing at the plant in Vimercate (Milan, Italy) and in the area of electronic card assembly and test and assembly of the other components of information technology systems located at the plant in Santa Palomba (Rome, Italy);

     (c) Seller wishes to sell, on the terms and conditions set forth in the present Agreement, the entire Participation owned in the Company;

     (d) Buyer belongs to a group with a leading position in the electronic components contract manufacturing business and has recently expressed its intention to expand its business in Europe;

     (e) In this respect Buyer has conducted such due diligence investigation of the Manufacturing Operations and the Company as it deems appropriate, and Buyer desires, under the terms and conditions set forth herein, to acquire from Seller all the participation owned by Seller in the Company;



                NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS

                           THE PARTIES AGREE AS FOLLOWS:


                                    ARTICLE 1
                       RECITALS AND PURPOSE OF THE AGREEMENT

     The above recitals form an integral part of this Agreement.

     Pursuant to and on the terms and conditions of this Agreement Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Participation against the payment of the Purchase Price.


                                    ARTICLE 2
                                   DEFINITIONS

CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified below:

     "AGREEMENT" means this Quota (Share) Purchase Agreement, as well as all the Attachments, Annexes, Exhibits and Schedules attached hereto and thereto;

     "AFFILIATE" shall mean, as to any entity, any company under "Control" (as defined hereinbelow) of, and/or any company which is exercising Control over that entity and/or any company which is under common Control with that entity;

     "BUSINESS DAY" means every working day upon which banks are normally open for business in Milan and Rome, Italy;

     "CLOSING INVENTORY/ASSET STATEMENT" shall have the meaning set forth in Section 3.3;


     "COMPANY" means WCE Italia S.r.l., an Italian SOCIETA A RESPONSABILITA LIMITATA (limited liability company, incorporated by quotas) with a head office in Novedrate, Italy;

     "CONTROL" has the meaning ascribed to such work in Article 2359 of the Italian Civil Code whether used as a noun or as a verb;

     "DATE OF EXECUTION" means the date on which this Agreement is signed (executed);

     "EMPLOYEES" shall have the meaning set forth in Section 5.3;

     "FINANCIAL INFORMATION" means the information attached as Schedule A;

     "GOVERNMENTAL AUTHORITY" shall mean any country, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body;

     "MANUFACTURING OPERATIONS" means the business operated by an IBM Affiliate in the area of electronic card assembly and test manufacturing at the plant in Vimercate (Milan, Italy) and in the area of electronic card assembly and test and assembly of other components of information technology systems located at the plant in Santa Palomba (Rome, Italy);

     "MATERIAL ADVERSE EFFECT" means an adverse impact in an amount exceeding ITL 50 billion on the profitability, revenues, assets or financial position of the Company or the Manufacturing Operations;

     "OPERATIVE AGREEMENTS" means the Quota (Share) Purchase Agreement, the Transitional Services Agreement and the Lease Agreements, executed in connection with this transaction at or prior to the Date of Execution, between and among the indicated Affiliates of Buyer and Seller. When the titles of these agreements are capitalized in this Agreement, it is a reference to the specifically referenced agreement, respectively, as identified above;

     "PARTICIPATION" means the quotas (shares) corresponding to 100% of the Company's corporate capital, currently owned and which will be owned by and available to Seller at the Quota Purchase Closing Date to be transferred to Buyer pursuant to this Agreement;

     "PARTY"/"PARTIES" means Buyer or Seller, respectively, or all of them collectively when used in the plural form;

     "PERMITTED LIENS" means: (i) Security Interests created or imposed by operation of law and arising in the ordinary course of business and not as a result of any default or omission on the part of the Seller; (ii) Security Interests for taxes not yet due or Security Interests for taxes being contested in good faith by appropriate proceedings for which, in any event, adequate reserves have been established and passed to the Company (and as to which the property subject to such Security Interest is not yet subject to foreclosure, sale or loss on account thereof); (iii) rights-of-way and restrictions (including zoning restrictions) and other similar charges not, in any event, interfering with the ordinary conduct of business at the relevant property; (iv) all liens imposed by law or regulation which are set forth under titles 3, 4,5 or 6 of the Libro Terzo of the Italian Civil Code; and (v) all liens described in Schedule QSPA Permitted Liens to this Agreement;

     "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity;

     "PURCHASE PRICE" means the amount specified in Section 3.2.1;

                                            CONFIDENTIAL MATERIALS OMITTED AND
                                          FILED SEPARATELY WITH THE SECURITIES
                                                       AND EXCHANGE COMMISSION.
                                                    ASTERISKS DENOTE OMISSIONS.

     "QUOTA PURCHASE CLOSING" means the purchase by Buyer from Seller, and the sale by Seller to Buyer, of the Participation, free from pledges, charges and encumbrances of any kind, by way of the execution of the notarial deed of transfer in the form provided for in Annex A (hereinafter the "Deed of Transfer") and the simultaneous receipt by Seller of the Purchse Price; all pursuant to, and on the terms and conditions of, this Agreement, which the Parties agree shall take place at the offices of Seller in Segrate, Italy at 10 a.m. on the latter of April 28, 2000, or the last business day of the calendar month, once this Agreement is executed, in both cases provided that both of the following have occurred at least three Business Days prior thereto: (i) the Parties have received the written consent to the Quota Purchase Closing of International Business Machines Corporation and of Celestica Inc. respectively, and (ii) the Parties have received any necessary antitrust approvals or the expiration of any necessary antitrust waiting periods under applicable law; or on the last Business Day of the first month thereafter, provided both (i) and (ii) above have occurred, or as otherwise agreed upon by the Parties before the Quota Purchase Closing Date;

     "QUOTA PURCHASE CLOSING DATE" means the date on which the Quota Purchase Closing shall take place;

     "SELLER'S BANK" means Banca Commerciale Italiana, Sede di Milano; Corso Porta Nuova, 7, Milano branch, account no. **** for IBM Italia S.p.A.; account no. **** for IBM Semea Servizi Finanziari S.p.A.; Swift Code **** (or such other bank which the IBM Italia S.p.A. will communicate to Buyer at least 10 (ten) Business Days prior to the Quota Purchase Closing Date also on behalf of IBM Semea Servizi Finanziari S.p.A.);

     "SECURITY INTEREST" means any mortgage, charge, pledge, lien, hypothecation, right of set-off, assignment by way of security, reservation of title, or any other security interest or encumbrance whatsoever, howsoever created or arising or any other agreement or arrangement (including, without limitation, a sale and repurchase agreement) having the practical effect of conferring security and any agreement to enter into, create or establish any of the foregoing.

                                         ARTICLE 3
                              PURCHASE OF THE PARTICIPATION

     3.1 QUOTA PURCHASE CLOSING. The Parties agree that, subject to the receipt of the written consent as specified in the "Quota Purchase Closing" definition, the Quota Purchase Closing shall take place on the Quota Purchase Closing Date. More specifically, the Parties agree that the following shall occur at the Quota Purchase Closing:

     3.1.1 PURCHASE OF THE PARTICIPATION. Seller shall sell and transfer to Buyer, which shall acquire and receive it, the Participation, free from any Security Interest and any other claim of any kind, by virtue of the execution of the Deed of Transfer; Buyer shall pay to Seller the Purchase Price pursuant to the provisions set forth in Section 3.2 below.

     3.1.2 SINGLE STEP. The Parties expressly acknowledge to each other that, for the purposes of this Agreement, the operations contemplated in
Section 3.1.1 above shall be deemed as a single and sole action and that if one of the steps fails or is incompletely performed, the Quota Purchase Closing shall be deemed not to have taken place.

     3.2  PURCHASE PRICE.

     3.2.1 PURCHASE PRICE. The Parties agree that the aggregate purchase price to be paid by Buyer to Seller, and to be received from Buyer by Seller, in order to acquire the Participation ("Purchase Price") is equal to four hundred twenty two and one-half billion Italian Lire (ITL 422,500,000,000), ("Purchase Price"), as detailed on Schedule 3.2.1, and shall be divided between IBM Italia S.p.A. and IBM Semea Servizi Finanziari S.p.A in proportion of their respective quota of capital in the Company, provided, however, that if the expert valuation performed by the technical expert appointed by the judge according to article 2343 paragraph 1 of the Italian Civil Code results in a higher valuation of the Manufacturing Operations, for reasons other than those already provided for in Section 3.3, 3.4 and 3.5. herein, then the Purchase Price shall be adjusted upward to reflect that higher valuation established by such court appointed technical expert.

     3.2.2 PAYMENT AND LIABILITIES. The Purchase Price will be paid by Buyer to Seller on the Quota Purchase Closing Date, by electronic funds transfer or by internal bank branch transfer from the Buyer's account, in each case to the Sellers' bank accounts at Sellers' Bank, in immediately available funds in Italian Lire. Such transfer will be timely made to enable Sellers' Bank to confirm the crediting of the Purchase Price prior to the completion of the Quota Purchase Closing. Upon the terms and subject to the conditions hereof, as of the Quota Purchase Closing, through sale of the Participation in the Company, Seller will indirectly transfer to Buyer, and Buyer will indirectly assume, through its ownership of the Participation, and thereafter shall cause the Company to fully perform and discharge, on a timely basis and in accordance with their respective terms, the liabilities and obligations of the Company, agreed to be assumed pursuant to this Agreement.

     3.3 CLOSING INVENTORY/ASSET STATEMENT. Twenty (20) days after Quota Purchase Closing, Seller will prepare and deliver to Buyer a closing inventory/asset statement for the transaction, as of the Quota Purchase Closing Date ("Closing Inventory/Asset Statement"). The purpose of the Closing Inventory/Asset Statement is to show the numerical increase or decrease, as applicable, in the physical fixed assets and inventory of the Manufacturing Operations/Company (other than land and buildings and real estate fixtures), between the amount set forth on Schedule 3.3 to this Agreement at the signing of this Agreement, and the amount existing as of the Quota Purchase Closing Date. Each item of inventory will be assigned the same standard cost and manufacturing value add that is set forth for such items of inventory at the date this Agreement is signed. Each physical fixed asset (other than inventory and land and buildings and real estate fixtures) will be assigned its net book value on the books of Seller as of the Quota Purchase Closing Date. The Closing Inventory/Asset Statement shall became final and binding upon the Parties unless Buyer gives written notice of its disagreement of such items included on or excluded from the Closing Inventory/Asset Statement within twenty (20) days following Seller's receipt of the Closing Inventory/Asset Statement, which disagreement will be based solely upon the methodology set forth in
Schedule 3.3 for reviewing the Closing Inventory/Asset Statement. Any such notice shall specify in reasonable detail the nature of any disagreement so asserted. In the event that the Closing Inventory/Asset Statement (as finally resolved) indicates an adjustment in the Purchase Price, within fifteen (15) days of such statement becoming final, such adjustment shall be made by either (i) Seller transferring by immediately available electronic funds transfer to Buyer in the event that Buyer overpaid at the Quota Purchase Closing or (ii) Buyer transferring by immediately available electronic funds transfer to Seller in the event that Buyer underpaid at the Quota Purchase Closing.

     3.4. ADDITIONAL PURCHASE PRICE ADJUSTMENT. The Purchase Price will also be adjusted upwards after the Quota Purchase Closing Date to include amounts equal to the aggregate of all of the following gross asset items that are transferred to Buyer as part of the Company or otherwise, all in Italian
Lire: cash and near cash equivalents; prepaid expenses; and accounts receiveable, including the receivables with Employees as set forth in
Schedule 3.5., Section 4, in each case related to the Manufacturing Operations. In the event that such amounts are transferred to the Buyer as part of the Company, Buyer shall pay the aggregate amounts so transferred by immediately available electronic funds transfer to Seller within fifteen (15) days of the Quota Purchase Closing Date.

     3.5 PAYABLES PURCHASE PRICE ADJUSTMENT. The Parties agree that the Purchase Price will also be adjusted downwards after the Quota Purchase Closing Date to include amounts equal to the aggregate of (i) the total liabilities of the Company to its Employees as set forth in Schedule 3.5., Sections 1, 2, 3, (ii) accounts payable transferred with the Company, which remain unpaid by the Company and the Seller and its Affiliates, due for the purchase of the assets by the Company or the Seller and its Affiliates of inventory and physical fixed assets of the Manufacturing Operations/Company whose value has already been received by the Seller through the asset valuation and payment mechanism set forth in Section 3.2.1 or Section 3.3, and (iii) the Seller's relative pro rata share, based upon calendar days prior to the Quota Purchase Closing Date over the billing period, of unpaid accounts payable transferred with the Company, under contracts for services or for services, such as utility services, provided prior to the Quota Purchase Closing Date, where either (x) billing cycles for such services accounts payable cover the period both before and after the Quota Purchase Closing Date or (y) such services or payables relate exclusively to periods prior to the Quota Purchase Closing Date; all except as otherwise expressly provided under this Agreement for assumed liabilities. In the event that such accounts payables are transferred to the Buyer as part of the Company, Seller shall pay the aggregate amounts, as set forth in (i), (ii) and (iii) of this
Section 3.5, so transferred to Buyer, by immediately available electronic funds transfer to Buyer within fifteen (15) days of the Quota Purchase Closing Date. To the extent that Seller or its Affiliates have paid for contracts for or for services that relate to periods after the Quota Purchase Closing Date, such sums will be treated as prepaid expenses under Section 3.4.


                                     ARTICLE 4
          MANAGEMENT OF THE COMPANY PRIOR TO THE QUOTA PURCHASE CLOSING

     Seller, for the period between the Date of Execution and the Quota Purchase Closing, will manage the Manufacturing Operations in the ordinary course of business, except as the preparation for this transaction varies from such ordinary course.

     Seller further agrees that between the Date of Execution of this Agreement and the Quota Purchase Closing, it will not, without the Buyer's prior written consent: effect a merger of the Company with other companies, or demerge (spin-off) assets used in the Manufacturing Operations or take any action or cause the Manufacturing Operations or the Company to take any action, other than as contemplated by the Operative Agreements and other than in the ordinary course of business, that would have a material adverse effect upon the Manufacturing Operations or Company.


                                  ARTICLE 5
  OBLIGATIONS OF THE PARTIES PRIOR TO OR AFTER THE QUOTA PURCHASE CLOSING

     5.1 RESIGNATIONS. Prior to the completion of the Quota Purchase Closing Seller shall arrange that all the members of the board of directors and all the members of the board of statutory auditors of the Company shall have tendered their resignations in writing, effective as of the Quota Purchase Closing, from all the offices held by them in the Company. Seller will cooperate with Buyer so that the Company can adopt, as soon as practical after the Quota Purchase Closing, actions necessary to appoint a new board of directors and statutory auditors chosen by Buyer.

     5.2 RESOLUTION. Buyer and its Affiliates hereby irrevocably undertake not to take, participate in, or cause to be taken by the Company or others, any action for liability or damages against any of the officers, employees, directors or statutory auditors of the Company appointed by the Seller and resigning from their offices in compliance with Section 5.1, arising out of or in connection with the activities of such representatives acting in such capacities prior to the Quota Purchase Closing. Buyer agrees that, concurrent with the Quota Purchase Closing, a quotaholders resolution will be validly adopted in a form satisfactory to Seller, confirming this
Section 5.2.

     5.3. EMPLOYMENT MATTERS. The term Employee(s) shall mean the employee(s) being employed with the Company at the time of the Quota Purchase Closing. The employees employed by Seller in connection with the Manufacturing Operations at the date hereof are listed in Schedule 5.3.1. Schedule 5.3.1 also shows their present status of employment. This Schedule will be updated immediately prior to the Quota Purchase Closing to reflect changes related to such employee(s) between the Date of Execution and the Quota Purchase Closing. Seller will not intentionally enlarge the total number of Employees above the number shown on Schedule 5.3.1 without the prior written consent of Buyer. The number of Employees may vary due to events outside of Seller's control, transactions in the ordinary course of business, preparations for the transaction contemplated by the Operative Agreements, or the effects of the applicable transfer of undertaking legal provisions.

Seller and Seller's Affiliates have in relation to each of such employees, complied with all the terms of the respective employment statutes, regulations, codes of conduct, collective agreements and orders relevant to the listed status of the Employees.

Buyer agrees to apply to the Employees, for a period of three (3) years after the Quota Purchase Closing Date, the terms and conditions of employment provided by the Seller to such Employees immediately prior to the Quota Purchase Closing Date except for changes which might be agreed through individual or collective agreements. Such terms and conditions of employment are summarized in Schedule 5.3.2. Further, Buyer agrees to cause the Company to comply with article 2112 of the Italian Civil Code. Previously accrued employment benefits and future employment benefits, which cannot be provided or cannot be provided in precisely the same form or manner by Buyer because of the change of ownership in the Company from Seller to Buyer (e.g. incentive stock options), shall be financially compensated by Buyer on an equivalent level.

Buyer agrees that, in relation to Seller and Seller's Affiliates, the Company is solely liable for any claims of its Employees which relate to the period after the Quota Purchase Closing Date, including but not limited to areas where the applicable law provides for any joint liability of Seller and the Company or Buyer as a consequence of the transfer of the Manufacturing Operations from Seller into the Company and the transfer of the Company from Seller to Buyer and that Seller is solely liable for any claims of Employees which relate to the period up to and including the Quota Purchase Closing Date, including, but not limited to, arrears where the applicable law provides for joint liability of the Seller and the Company as a consequence of the transfer of the Manufacturing Operations from Seller into the Company, provided such claims are not pre-closing liabilities expressly transferred with the Company pursuant to this Agreement.

Buyer and Seller agree to furnish each other with such information concerning Employees as is reasonably requested, subject to the privacy policies of both Parties and subject to the extent permissible under applicable law.


     5.4 IBM COMMERCIAL SOFTWARE. The Buyer agrees that it will execute a standard IBM commercial software licensing agreement, in the forms attached hereto as Exhibit S, effective on the Quota Purchase Closing Date, to cover all of the commercially offered IBM software that is utilized by the Company, if any, where that software is not being provided as part of a service to the Company by IBM under the Transition Services Agreement. The referenced software agreement will provide the standard IBM offerings and prices for the licensing, maintenance and support of such IBM commercially available software.

     5.5. COMPANY TAXES. Except as provided in Section 9.2, at the Quota Purchase Closing Date the Company will have complied with its duties under any tax and social security laws and regulations in force from time to time and applicable to the Company itself or the Manufacturing Operations and taxes, interest, and penalties, if any, arising from the failure to comply with such duties will be borne by Seller. With reference: (a) to the provisions under article 26 of D.P.R. 26/10/1972 No. 643, Seller covenants that there will be no tax liability against or to be borne by the Company with reference to the transfer to the Company of the land and buildings of the Manufacturing Operations; and (b) to the provisions under article 14 of
D. Lgs. 18/12/1997 No. 472, and subject to Section 9.2, Seller covenants that there will be no tax liability against or to be borne by the Company with reference to the joint liability between the Company and Seller provided for by said article 14(1) of D.Lgs. 18/12/1997 No. 472.

     5.6. WAIVER. The Seller hereby expressly agrees that Article 1495 of the Italian Civil Code shall not apply in connection with the sale of the Participation under this Agreement.

     5.7 GOVERNMENTAL PROGRAMS. For the governmental contracts identified on
Schedule 9.1, if the transfer of the Participation under this Agreement results in the applicable governmental agency with such authority exercising any right it might have to (i) require early repayment of such loans, with below market rates prior to the maturity date thereof or (ii) require repayment of outright grants made under those contracts, the following adjustment will be made: an amount equal to the outright grants so repaid and the loan premium (the remaining term, amount and payment stream under such revoked loans, when compared to an identical remaining term, amount and payment stream under the borrowing interest rate for the Company during the relevant remaining period) so lost, shall be damages included in the calculation of the Limitation Amount set forth in Section 8.1.2.(a) for purposes of the calculation of damages thereunder. The Parties agree to take commercially reasonable steps to attempt to avoid the governmental actions specified in this Section. For the avoidance of doubt, the normal repayment of the loan contracts identified on Schedule 9.1 shall be the responsibility of the Buyer.

                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF THE SELLER

     Except as set forth on the disclosure schedule delivered by Seller to Buyer (the "Disclosure Schedule"), as updated to reflect events occurring after the date hereof and prior to the Quota Purchase Closing Date, within five Business Days of the end of each month, upon the occurrence of such events, with the next to last such update to be delivered to the Buyer no later than three Business Days before the Quota Purchase Closing Date (the last update to cover only the intervening period), the Seller hereby represents and warrants under this Article 6 to Buyer as of the date hereof and as of the Quota Purchase Closing Date:

     6.1 REGARDING THE SELLER:

          6.1.1 ORGANIZATION AND GOOD STANDING. Both IBM Italia S.p.A. and IBM Semea Servizi Finanziari S.p.A. are duly organized, validly existing and in good standing, under the laws of Italy and are duly qualified, under all applicable laws, to enter into this Agreement and to perform any and all of their obligations under this Agreement. The books of the meetings of the corporate bodies of the Company have been kept pursuant to the applicable law and accurately reflect, without any omissions, the proceedings at such meetings and the resolutions passed from time to time. Such resolutions have been passed in compliance with the provisions of the respective by-laws in force from time to time. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

          6.1.2 NO BANKRUPTCY PROCEEDINGS. Both IBM Italia S.p.A. and IBM Semea Servizi Finanziari S.p.A. are validly existing and no liquidator, administrative receiver, administrator or similar officer has been appointed in respect of them and no action is currently being taken to appoint any such liquidator, receiver, administrative receiver, administrator or similar officer. Both IBM Italia S.p.A. and IBM Semea Servizi Finanziari S.p.A. have not agreed to the assignment of their assets (or any part of them) for the benefit of their creditors. There is no action or proceeding now pending or threatened in writing to dissolve either IBM Italia S.p.A. or IBM Semea Servizi Finanziari S.p.A. or to declare their corporate rights and powers, or any of them, to be null and void or to declare that they or their board of directors or any of their directors, officers, agents or employees have exceeded or violated any of their corporate rights or powers.

          6.1.3 NO BREACH. The execution of this Agreement and the performance by the Seller of its obligations hereunder will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with, violate, or cause the acceleration or the revocation, termination or modification of any obligation or right of Seller under: (i) the corporate documents of IBM Italia S.p.A. or of IBM Semea Servizi Finanziari S.p.A.; (ii) any law or governmental order applicable to IBM Italia S.p.A. or to IBM Semea Servizi Finanziari S.p.A.; (iii) any contract, agreement or other arrangement, executed by IBM Italia S.p.A. or by IBM Semea Servizi Finanziari S.p.A.; (iv) any judgment, injunction, decree, order or award of any court, governmental body or arbitrator having jurisdiction over IBM Italia S.p.A. or IBM Semea Servizi Finanziari S.p.A.;
(v) any material license, permit, approval, consent or authorization necessary to the ownership of the Participation; all except where such action, either individually or combined with other breaches of representations and warranties by Seller and its Affiliates under the Operative Agreements, would not have a material adverse effect.

          6.1.4 TITLE TO ASSETS AND PARTICIPATION. At Closing the Company will hold exclusive and full title to all its assets which are particularly described in Schedule 6.3, subject to the provisions of the Operative Agreements, all of which are free from any constraint or lien, option, contractual right, right in rem or of any other nature, and from any registration or prejudicial recording, other than Permitted Liens. IBM Italia S.p.A. and IBM Semea Servizi Finanziari S.p.A. are, or will be at the Quota Purchase Closing Date, the sole registered and beneficial owners with full legal title to the Participation and at the Quota Purchase Closing Date will be entitled to sell the full legal title and ownership of the Participation to Buyer. The Participation is free from pledges, claims charges and encumbrances or similar third party rights of any kind, and there are no outstanding options, warrants, agreements, conversion rights, preemption rights or other rights to subscribe for purchase or otherwise acquire all or part of the Participation, including quotaholders agreements.

     6.2 REGARDING THE COMPANY:

          6.2.1 ORGANIZATION AND GOOD STANDING. The Company is duly organized, validly existing and in good standing, under the laws of Italy and is duly qualified, under all applicable laws, to carry out the Manufacturing Operations, subject to Section 6.2.4, except where the failure to so qualify would not, either individually or combined with other breaches of representations and warranties by Seller and its Affiliates under the Operative Agreements, have a material adverse effect upon the transactions contemplated by the Operative Agreements.

          6.2.2 FINANCIAL INFORMATION. The Financial Information provided by Seller to Buyer with respect to the Transferred Assets was derived from or included in the financial records of the Seller, which have been maintained in accordance with the Seller's normal internal practices for such information.

          6.2.3 EQUIPMENT. All manufacturing equipment owned by the Company at the Quota Purchase Closing Date will have been, immediately prior to the Closing, operated or used in compliance with applicable laws or regulations, except where the failure to be in compliance would not, either individually or combined with other breaches of representations and warranties by Seller and its Affiliates under the Operative Agreements, have a material adverse effect.

          6.2.4 GOVERNMENTAL AUTHORIZATIONS -- COMPLIANCE WITH LAW. The Company, prior to Closing, will have duly obtained, or will have filed an application to obtain, all required authorizations, concessions and permits whether issued by governmental, regional, or local authorities required for carrying out the Manufacturing Operations, except where the failure to have such licenses and permits would not, either individually or combined with other breaches of representations and warranties by Seller and its Affiliates under the Operative Agreements, have a material adverse effect. All permits held at the date hereof by Seller in respect of the Manufacturing Operations, which are transferable and exclusively utilized for such operations will, prior to Closing, be transferred or will have been applied for a transfer, to the Company.

          6.2.5 LITIGATION. There is no suit, action, arbitration, proceeding or governmental proceeding or prosecution pending or, to Seller's knowledge, threatened in a writing to IBM Italia or its Affiliates by or against the Company or Seller in respect of the Manufacturing Operations and there is no outstanding default of a judgment, decree, injunction, rule or order of any Court, Board of Arbitrators or governmental or tax authority against the Company or the Seller; in each case which, either individually or combined with other breaches of representations and warranties by Seller and its Affiliates under the Operative Agreements, have a material adverse effect.

          6.2.6 NO OTHER REPRESENTATIONS & WARRANTIES. Except for the express representations and warranties made by Seller in this Article 6, Seller makes no representation or warranty, express or implied, concerning either Seller, the Company or the Manufacturing Operations, it being specifically understood by Buyer that, except for the express warranties set forth in this Article 6, the Company's business is being transferred "as is" in all respects. Seller specifically disclaims any warranty of suitability or fitness for any particular purpose of Buyer's, whether or not Seller has been made aware of any such purpose.

          6.3.  REGARDING THE MANUFACTURING OPERATIONS. Annexed as Schedule
6.3 subschedules hereto is a listing of the assets and liabilities of the Manufacturing Operations, all of which (subject to acquisitions and dispositions in the ordinary course of business between the date hereof and the Quota Purchase Closing Date) will be assets and liabilities of the Company as of the Closing:

     (a)     a description of the land and buildings, described in Schedule
6.3(a);

     (b) a listing of the machinery, production equipment, computer equipment, hardware, fixtures, vehicles, furnishings, parts, supplies, accessories, tools, dies, jigs and other fixed assets described in Schedule 6.3(b);

     (c)     an estimated inventory valuation, in Schedule 6.3(c);

     (d)     a listing of the contracts described in Schedule 6.3(d)

          6.4 RECORDS. At or prior to Closing, copies of the operational records relating to the Manufacturing Operations and the assets described in
Schedule 6.3, including, without limitation, the Employees' records, cost records, manufacturing data, outstanding purchase orders, production records, supply records, inventory records, correspondence files and environmental reports, data, information and materials (together with, in the case of such information which is stored electronically, copies of the media on which the same is stored), all in conformance with applicable law, will be provided.

          6.5. SUPPLIERS. There are a number of suppliers to the Manufacturing Operations whose products and services are not covered by contracts that are directly with the Company.

These suppliers are part of larger contracts for the provision of products and services to other entities owned by the Seller, in addition to the Manufacturing Operations. Between the Date of Execution and the Closing, the Company and the Seller will initiate contract negotiations with such suppliers, for the provision of such products and services under separate contracts with the Company. A list of the current products and services which have been identified as falling within this category as of the Date of Execution is set forth in Schedule 6.5.

          6.6 SOFTWARE. The third party software licenses listed on Schedule 6.3(d) are the licenses being transferred along with the Company. There are other third party software packages being utilized in the Manufacturing Operations whose licenses are not being transferred, either because the licenses are not transferable, or because other units of the Seller utilize such software and need to retain the licenses; therefore the Buyer will need to separately obtain licenses for such third party software; the currently identified third party software that falls into this category is listed in
Schedule 6.6.

          6.7. ENVIRONMENTAL MATTERS. (a) Definitions for this Section 6.7 and for Section 7.1.4:

"knowledge of Seller" shall mean the knowledge acquired based upon reasonable inquiry of IBM Italy's management (with the position of EH&S Manager, H&S Environmental Area Manager or site operations manager or higher title) in the Manufacturing Operations and including the following persons at Johnson
Controls: Alberto Rizzi, manager of Johnson Controls Environmental Affairs Programs Italy; Michele Amaru, Vimercate Environmental Specialist and Chiara Guglielmo, Santa Palomba Environmental Specialist.

"Environmental Baseline" shall mean the environmental condition of the Real Property as set forth in the Report.

"Environmental Law" shall mean any applicable Italian national, regional or local or European Union law, statute, ordinance, judgment, governmental directive, regulation or other governmental requirement that are generally enforced and publicly promulgated by a Governmental Authority having jurisdiction over the Real Property or the Manufacturing Operations, including such environmental laws that are generally applied to and relate to matters of pollution or of environmental regulation or control or protection of the environment, as well as governmental directives or orders that are properly issued with respect to the Real Property or the Manufacturing Operations, as any have been amended to the date of Closing.

"Hazardous Materials" shall mean any hazardous substance, hazardous waste, pollutant, contaminant, toxic material or words of similar import as defined under any applicable Environmental Law, except that notwithstanding anything to the contrary herein or in this Agreement, Hazardous Materials shall not mean or include (i) contamination caused by the normal application of pesticides, fungicides or other agricultural products for agricultural purposes; (ii) soil, groundwater or surface water contamination that is below concentration levels that would be actionable or in violation of any applicable Environmental Law and below any cleanup or remediation standards levels generally enforced and publicly promulgated by an applicable Governmental Authority; (iii) any amount of hazardous substances released or spilled to the environment which are below any actionable concentration level under applicable Environmental Law, which are not in violation of any applicable Environmental Law and which are below such promulgated standards; (iv) naturally occurring contamination, which is not resulting from human activity, or which is endemic to the Provence of Milan and which did not originate from the Real Property and for which the Seller would not be liable under applicable Environmental Law.

"Real Property" means the real property owned by the Company at the Quota Purchase Closing Date.

"Report" means the Report referred to in Section 7A.1.4.

(b) The following representations are the sole and exclusive representations made by Seller to Buyer relating to the environmental conditions at the Real Property.

(i) Subject to Section 6.2.4, to the knowledge of Seller, as of the date hereof and the Quota Purchase Closing Date, operations at the Real Property are in compliance in all material respects with applicable Environmental Law.

(ii) Except as set forth in Schedule 6.7(b)(ii), the knowledge of Seller there are no underground storage tanks for Hazardous Materials on the Real Property.

(iii) To the knowledge of Seller, Seller has not received any notice, demand letters or other summons from a Governmental Authority or third party, during the five years prior to the date of this Agreement, indicating that any person is, was or may be in material violation of or materially liable under any applicable Environmental Law in connection with the Real Property or the Manufacturing Operations. To the knowledge of Seller, during the five years prior to the date of this Agreement, there has been no civil, criminal or administrative actions, lawsuits, demand, claims or similar proceedings pending or threatened against any person, with respect to the Real Property or the Manufacturing Operations, relating to any violation of any applicable Environmental Law.

(iv) To the knowledge of Seller, none of the Real Property has been used as a Hazardous Materials disposal site.

(v) To the knowledge of Seller there is no environmental contamination on or under the Real Property which would constitute a violation of any applicable Environmental Law and which currently requires action or reporting under any applicable Environmental Law.

(vi) Except as set forth in Schedule 6.7(b)(vi), Seller has, in full force and effect, all material permits, licenses and other authorizations that are required under applicable Environmental Law with respect to the operation of Seller's business on the Real Property as of the date of this Agreement, and Seller is, as of the date of this Agreement, in material compliance with all such permits, licenses and authorizations, subject to Section 6.2.4 for the handling of such matters following the date of this Agreement.

(vii) The Seller has delivered to the Buyer true and complete copies of all formal and significant written environmental audits or written evaluations requested by the Seller or any of its Affiliates during the five years prior to the date of this Agreement, relating to the Real Property.

     6.8. OTHER INFORMATION. This Agreement, the Exhibits, Appendices and Schedules hereto, as each may be amended prior to the Closing, and all certificates delivered to Buyer and its representatives from Seller at the Quota Purchase Closing in connection with this Agreement do not and will not contain any untrue statement of any material fact and do not and when delivered will not omit to state a material fact necessary to make the statement herein or therein not misleading.

     6.9 CONTRACTS. The Company, Seller, or Seller Affiliates have performed or are performing all material obligations required to be performed by it under the contracts transferred pursuant to this agreement and such Seller Affiliated performing party is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder; and, to the knowledge of Seller, no other party to any of such contracts is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder.

                                  ARTICLE 7
                   REPRESENTATIONS AND WARRANTIES OF BUYER


     7.1 Celestica Inc. and Celestica Europe Inc. hereby represent and warrant to Seller as of the date hereof and as of the Quota Purchase Closing Date, each individually for such buying entity:

          7.1.1 ORGANIZATION AND GOOD STANDING. Celestica Inc. is duly organized, validly existing and in good standing, under the laws of the Province of Ontario, Canada and is duly qualified, under all applicable laws, to enter into this Agreement and to perform any and all of its obligations under this Agreement. Celestica Europe Inc. is duly organized, validly existing and in good standing, under the laws of the Province of Ontario, Canada and is duly qualified, under all applicable laws, to enter into this Agreement and to perform any and all of its obligations under this Agreement. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

          7.1.2 NO BANKRUPTCY PROCEEDINGS. Each Buyer is validly existing and no liquidator, administrative receiver, administrator or similar officer has been appointed in respect of it and no action is currently being taken with a view to appoint any such liquidator, receiver, administrative receiver, administrator or similar officer. There is no action or proceeding now pending or threatened in writing to dissolve Buyer or to declare its corporate rights and powers, or any of them, to be null and void or to declare that it or its board of Directors or any of its Directors, officers, agents or employees has or have exceeded or violated any of its corporate rights or powers.

          7.1.3 NO BREACH. The execution of this Agreement and of the transactions contemplated herein will not result in the breach or violation of any provision of Law as well as of any corporate document of each Buyer which may affect the validity and enforceability of this Agreement.

          7A.1.4 ENVIRONMENTAL MATTERS. (a) Buyer and Seller agree that the Environmental Baseline shall be produced and be binding on both the Buyer and the Seller and shall represent the environmental condition of the Real Property as of the Quota Purchase Closing Date. The Buyer and Seller shall select a qualified environmental consultant (the "Consultant") who shall be mutually agreeable to them, acting reasonably, to conduct over a three month period an environmental investigation, including testing and sampling of existing and new boreholes and wells as it considers prudent, of the Real Property (the "Investigation"), commencing as soon as reasonably possible after the execution of this Agreement, for the purpose of producing the Report referred to below outlining the environmental condition of the Real Property. The consultant shall produce a report (the "Report") of its findings setting out the location and concentration measurement or level of each chemical constituent identified on or under the Real Property. The concentration measurement or level at (and around any location as reasonably determined by the Consultant) shall be the average of the levels in the annual site monitoring records of the Seller for the location for the three years 1997, 1998 and 1999 as well as the new testing, provided that where the new testing provides a materially different result from previous site monitoring records, sufficient new testing shall be conducted to provide a result considered as reliable by the Consultant and the previous site monitoring records for such location shall be taken into account to the extent considered appropriate by the Consultant. In arriving at an average concentration measurement or level the consultant shall be guided by the norms and procedures generally used and applied by professionals in the environmental sampling and testing industry. Seller and Seller's affiliates will co-operate reasonably in connection with the conduct of the Investigation, including, without limitation, making personnel reasonably available. The parties further agree that the cost of the Consultant including the cost to perform additional testing by the Consultant as well as the creation of the Report shall be borne equally by the parties on a 50%-50% basis, but in no event will the cost of the Consultant services exceed one hundred eighty million Lire (ITL 180,000,000). Both parties shall be entitled to copies of any and all documents created or used by the Consultant in the performance of its work. If the Environmental Baseline indicates the presence of Hazardous Material, Seller will undertake any action with respect thereto which requires a remedial action under Environmental Law which is enforced by an applicable Governmental Authority.

(b) Buyer agrees that any contamination caused by its consultants or contractors or itself arising out of or resulting from any due diligence investigations conducted by the Buyer or its consultants prior to the Quota Purchase Closing Date shall be the responsibility of the Buyer.

                                            CONFIDENTIAL MATERIALS OMITTED AND
                                          FILED SEPARATELY WITH THE SECURITIES
                                                       AND EXCHANGE COMMISSION.
                                                    ASTERISKS DENOTE OMISSIONS.

(c) Without limiting Buyer's ability to rely on Section 6.7, Buyer acknowledges that is has made its own investigation of the Real Property and Buyer is aware of the various licenses and permits that the appropriate Governmental Authorities will require on or after the Quota Purchase Closing Date, and Buyer agrees and represents that it is responsible for obtaining any such license or permit that may be required by any Governmental Authority in order for Buyer to conduct its business operations on the Real Property on or after the Quote Purchase Closing Date, subject only to Seller's obligation (which is hereby agreed to) to assist Buyer in the transfer of any transferable permits or licenses as may be allowed or permitted by applicable law. Buyer further agrees that it will exercise reasonable efforts to satisfy and effectuate on or prior to the Quota Purchase Closing Date, or as soon thereafter as is practicable, the transfer or issuance of all licenses, permits and other authorizations that are required by any appropriate Governmental Authority to enable Buyer to operate its business on the Real Property on or after the Quota Purchase Closing Date.


                                  ARTICLE 8
             EFFECTIVENESS OF THE REPRESENTATIONS AND WARRANTIES

     8.1 REPRESENTATIONS AND WARRANTIES DATE. All the representations contained in Articles 6 and 7 are true on the Date of Execution and will be true, in all material aspects, at the Quota Purchase Closing, on the Quota Purchase Closing Date, as if said representations had been actually rendered and repeated on, and with respect to, the Quota Purchase Closing Date, with the exception of representations and warranties that specifically refer to an earlier date and with the exception of those changes in the Manufacturing Operations which may have occurred in the ordinary course of business subsequent to the Date of Execution and prior to the Quota Purchase Closing Date in accordance with the terms hereof.

     8.1.1 SURVIVAL OF REPRESENTATION & WARRANTIES. All claims made in respect of the representations and warranties of Seller in the Operative Agreements must be specifically notified prior to the **** after the Quota Purchase Closing Date (subject in any case to the provisions of this Article), other than representations and warranties as to the Seller's *** (as modified in accordance with this Agreement), both of which shall expire upon ***; and representations and warranties as to ***, which shall survive until **** following the termination of the ***, and claims made in respect of Seller's *** representations and warranties, which must be specifically notified prior to the **** anniversary of the Quota Purchase Closing Date.

          8.1.2 LIMITATION OF LIABILITY. The Parties hereby expressly agree that:

     (a) Seller and its Affiliates shall not be liable for any damages to Buyer or the Company or their respective Affiliates as a result of or with respect to a breach of the Seller's or its Affiliates' representations and warranties under the Operative Agreements unless and

                                            CONFIDENTIAL MATERIALS OMITTED AND
                                          FILED SEPARATELY WITH THE SECURITIES
                                                       AND EXCHANGE COMMISSION.
                                                    ASTERISKS DENOTE OMISSIONS.


until such amounts shall exceed in the aggregate **** (the "Limitation Amount"), at which time Seller and its Affiliates shall be liable for the entire amount of such damages. There shall be no Seller or Seller Affiliate liability with respect to any individual breach of a representation and warranty which results in damages of less than **** and such amounts shall not be taken into account in determining whether the Limitation Amount has been exceeded.

     (b) the maximum aggregate liability of Seller and its Affiliates for damages, losses, costs and expenses deriving from the breach of the Seller's or its Affiliates representations and warranties under the Operative Agreements shall not exceed, in the aggregate, the sum of ****; provided, however, that such limitation shall not be applicable with respect to Seller's obligation of ****.

          No right of indemnification or compensation will arise in favor of Buyer or its Affiliates (other than as specifically set forth in the Operative Agreements) towards Seller and its Affiliates for indirect, incidental, punitive, special or consequential damages whatsoever, including loss of profits or loss of chances or goodwill or similar losses or damages. No right of indemnification or compensation will arise in favor of Seller or its Affiliates towards Buyer and its Affiliates (other than as specifically set forth in the Operative Agreements) for indirect, incidental, punitive, special or consequential damages whatsoever, including loss of profits or loss of chances or goodwill or similar losses or damages.


                                  ARTICLE 9
                     FURTHER COMMITMENTS OF THE PARTIES

     9.1 STATE SUBSIDIES. The Parties expressly agree that, subject to
Section 5.7, Buyer shall be liable on an exclusive basis for the performance and the repayment, according to their terms, and for any damages, losses, costs or expenses suffered or incurred by the Company or Seller or Seller Affiliates, as a result of such subsidies and associated loans, including the revocation by the competent Authority, of the state subsidies presently granted and listed in Schedule 9.1. The Buyer agrees that it will execute any documents deemed appropriate by the applicable governmental bodies formalizing the implementation of this transfer of contract responsibilities.

     9.2 OTHER TAX MATTERS. Notwithstanding Paragraph 5.5 above, the Parties expressly and unconditionally agree that any Registration Tax (Imposta di Registro), Stamp Duties (Imposta di Bollo e Tassa sui Contratti di Borsa), Mortgage Tax (Imposta Ipotecaria) and Cadastrian Tax (Imposta Catastale) and related interest and penalties, if any, due and/or payable with reference, or in relation (a) to the transfer of the Participation under this Agreement and/or (b) to the contribution of the Manufacturing Operations to the Company, shall be exclusively borne by the Buyer and paid, as according to law, by the Buyer or by the

Company. It is therefore agreed between Seller and Buyer that Seller shall have no liability or obligation vis-a-vis to the Company and/or to the Buyer with reference to the above.

                                        ARTICLE 10
                                       TERMINATION

     The Parties agree that the specific provisions set forth in this Agreement do not represent a limitation to the right of the Parties to terminate the Agreement for just cause, for supervening impossibility or for excessive onerousness, according to the provisions contained in Chapter XIV, Title II, Book IV of the Italian Civil Code.

                                        ARTICLE 11
                              JOINT AND SEVERAL LIABILITY

     The Parties agree that both IBM Italia S.p.A. and IBM Semea Servizi Finanziari S.p.A. act as one party for the purposes of this Agreement and that, in this respect, they are jointly and severally liable towards Buyer for the fulfilment of any and all the obligations undertaken by Seller in respect of Buyer under this Agreement. The Parties agree that both Celestica Inc. and Celestica Europe Inc. act as one party for the purposes of this Agreement and that, in this respect, they are jointly and severally liable towards Seller for the fulfilment of any and all the obligations undertaken by Buyer in respect of Seller under this Agreement.

                                        ARTICLE 12
                                    GENERAL PROVISIONS

     12.1 CONFIDENTIALITY. The confidentiality agreement in effect between International Business Machines Corporation and Celestica Inc., dated as of August 5, 1999, concerning the subject matter of this transaction, shall also apply to the Operative Agreements and the proposed transactions are subject to and confidential under that confidentiality agreement or another confidentiality agreement to be agreed upon between the Parties. For six (6) months after the Closing Date, all public announcements relating to this Agreement or the transactions contemplated hereby shall be made only after consultation between Buyer and Seller, except for disclosures by any Party that in the opinion of counsel for such Party are required by law, rule or regulation. Any disclosures to customers in connection with commercial relationships shall not reveal the Purchase Price contained in this Agreement. Notwithstanding the foregoing, either Party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to any Governmental Authority and IBM Affiliates shall have the right, in their sole discretion, to make such disclosures as they may deem necessary or advisable to their employees and employee representatives, provided that Seller intends to consult with Buyer on disclosures to employees of the Company, with a view towards establishing a joint approach to such matters where practical. In the event of a breach or anticipatory breach of this Section 12.1 by any Party, the other Parties shall be entitled, in addition to any and all other remedies available at law or in equity, to preliminary and permanent injunctive relief and specific performance without proving damages.

     12.2 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective permitted assigns, heirs or successors. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned without the prior written consent of the other Parties.

     12.3 SEVERABILITY OF THE PROVISIONS. Should any of the provisions of this Agreement be held invalid or, in any event, non-enforceable, said defect will not affect the validity of the remaining provisions of this Agreement, which will continue to remain in full force and effect.

     12.4 COMPLETENESS OF THIS AGREEMENT. The terms and conditions contained in this Agreement and the other Operative Agreements constitute the entire agreement between the Parties and replace all previous agreements, either oral or written, between the Parties with reference to the subject matter dealt with in such Agreements and no understanding or pact which amends or amplifies such agreements shall be binding upon any of the Parties, unless it is in writing, referring expressly to the agreement to be modified, and is signed by the Parties by their respective representatives who have been duly authorized.

     12.5 HEADINGS. Article and Paragraph headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

     12.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed properly given if delivered personally or mailed by registered mail, return receipt, or transmitted by facsimile, confirmed by registered letter sent within two Business Days subsequent to the date of the facsimile, to the Parties at the following respective addresses (or any other address which any of the Parties may specify by giving notice in the above mentioned way):

(a)     if to Buyer, to:
        Celestica Inc.
        844 Don Mills Road, 32/37
        North York, Ontario
        M3C 1V7

        Attention: Vice President and General Counsel
        Telecopy: 416-448-5454

        with a copy to:

        Celestica Europe Inc.
        844 Don Mills Road, 32/37
        North York, Ontario

        M3C 1V7

        Attention: Vice President and General Counsel

(b)     if to Seller, to:

        IBM Italia S.p.A.
        Circonvallazione Idroscalo,
        20090 Segrate
        Milan, Italy
        Attention: Fabio Moretti

        with a copy to:

        IBM Servizi Finanziari S.p.A.,
        20090 Segrate
        Milan, Italy

        Attention: Stefano Vicariotto


        with copy to:


        International Business Machines Corporation
        New Orchard Road
        Armonk, New York 10504

        Attention:    Gregory C. Bomberger, Esq.
                      Associate General Counsel
        Telecopy:     (914) 499-6006

     All notices and other communications hereunder which have been delivered personally, or which have been transmitted by facsimile and confirmed by registered letter sent within two Business Days subsequent to the date of the facsimile, shall be deemed received by the addressee, respectively, on the day of personal delivery or on the fifth calendar day subsequent to the date of the telex or telefax.

     12.7 EXPENSES. Unless otherwise expressly agreed in writing, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including attorneys' fees, shall be paid by the Party incurring such expenses. The notarial fees which become payable with regard to this Agreement shall be borne by Buyer.

     12.8 BROKERS AND FINDERS. No brokers, finders or merchant banks acting for any of the parties hereto have participated in the negotiations or have in any manner caused the exeuction of this Agreement; and there shall be no fees or costs to be paid to any such brokers, finders or merchant banks.

     12.9 INTERPRETATION OF THIS AGREEMENT. This Agreement shall be interpreted in good faith, having regard to the common intention of the Parties and the substantial result which, with the execution of this Agreement, they intend to reasonably attain.

     12.10 GOVERNING LAW AND EXCLUSIVE JURISDICTION. The law which governs this Agreement and the transactions provided for hereby is the law of the Republic of Italy. All disputes arising out of and in connection with this Agreement shall be subject to the exclusive jurisdiction of the Courts of Milan.

     12.11 ORIGINALS. This Agreement is executed in three originals drawn up in the English language. This English version shall prevail over any other translation. The Parties acknowledge to each other that some of the Schedules, Attachments, Annexes or Exhibits are drawn up in the Italian language only, some in the English language only, and some in both languages; in this latter case the prevailing language will be specified in the specific document concerned.

     12.12 FREEDOM OF ACTION. The Parties agree that article 2557 of the Italian Civil Code does not apply.

     12.13 DURATION. This Agreement shall automatically expire if the Quota Purchase Closing has not taken place through no fault of either Party or its Affiliates by October 31, 2000. If it expires, the provisions herein shall have no further force and effect except the obligations of the Parties under Sections 12.1, 12.2, 12.7, 12.9 and 12.11 shall remains in full force and effect.

     12.14 NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

If you agree with the above please copy this wording and return it to us duly signed and initialled in each page (including the annexes hereto) as unconditional acceptance.


/s/ I. Kennedy
----------------------------------------
    Celestica Inc.




/s/ I. Kennedy
----------------------------------------
    Celestica Europe Inc.

Amendment 1

to the Quota (Share) Purchase Agreement (QSPA)

entered into by IBM Italia S.p.A., IBM Semea Servizi Finanziari S.p.A., Celestica Inc. and Celestica Europe Inc. on February 9, 2000.

Seller and Buyer agree that the content of schedule 6.7 (b) (vi) of the QSPA is amended effective February 9, 2000 and now reads as follows:

"The Water Wells permit is not yet finalized. The permit was requested by IBM to Italian Public Authority in 1966. The relevant request has been done again in 1971, 1991 and 1992. There is evidence of all the above on the Official Italian Bulletin (Gazzetta Ufficiale Italiana) in 1992 and 1996. Further IBM has been paying taxes for the wells water usage".

Capitalized terms shall have the meaning set forth in the QSPA.



/s/ [illegible]                           15/2/2000
--------------------------------------------------------
IBM Italia S.p.A                          Date



/s/ [illegible]                           15/2/2000
--------------------------------------------------------
IBM Semea Servizi Finanziari S.p.A        Date



/s/ Iain Kennedy                          28/2/2000
--------------------------------------------------------
Celestica Inc.                            Date


/s/ Iain Kennedy                          28/2/2000
--------------------------------------------------------
Celestica Europe Inc.                     Date

          Second Amendment to Quota (Share) Purchase Agreement

This is the Second Amendment ("Second Amendment") to the Quota (Share) Purchase Agreement dated February 9, 2000 between IBM Italia S.p.A., IBM Semea Servizi Finanziari S.p.A., Celestica Inc., and Celestica Europe Inc., as amended by the First Amendment dated February 28, 2000 between the parties ("Quota (Share) Purchase Agreement").

This Second Amendment is dated as of May 31, 2000.

WHEREAS

The Parties have agreed that Buyer will buy substantially all of the inventory owned by the Seller and, in consideration thereof, the Parties hereby agree to amend the Purchase Price indicated in Section 3.2.1. and the corresponding Schedule 3.2.1. "Assets Conveyed" of the Quota (Share) Purchase Agreement. Furthermore the Parties hereby agree to amend Schedule 3.3. "Methodology for Review of Closing Statement" of the Quota (Share) Purchase Agreement in order to take into account the fair market value of the inventory transferred which is to be scrapped.

The Parties to the Quota (Share) Purchase Agreement hereby agree to the following modifications to that agreement:

Section 3.2.1. The previous Section 3.2.1, Purchase Price, is hereby completely replaced with the following language:

"3.2.1 PURCHASE PRICE. The Parties agree that the aggregate purchase price to be paid by Buyer to Seller, and to be received from Buyer by Seller, in order to acquire the Participation ("Purchase Price") is equal to four hundred forty one billion three hundred eight million Italian Lire (ITL 441,308,000,000), ("Purchase Price"), as detailed on Schedule 3.2.1, and shall be divided between IBM Italia S.p.A. and IBM Semea Servizi Finanziari S.p.A in proportion of their respective quota of capital in the Company, provided, however, that if the expert valuation performed by the technical expert appointed by the judge according to article 2343 paragraph 1 of the Italian Civil Code results in a higher valuation of the Manufacturing Operations, for reasons other than those already provided for in Section 3.3,
3.4 and 3.5. herein, then the Purchase Price shall be adjusted upward to reflect that higher valuation established by such court appointed technical expert."

In addition, the Parties hereby agree that the prior Schedules 3.2.1 and 3.3 of the Quota (Share) Purchase Agreement are hereby replaced with the Schedule
3.2.1 and Schedule 3.3

Second Amendment to Quota (Share) Purchase Agreement 0526 which are attached to this Amendment and are hereby incorporated as part of this amendment.

Except as specifically provided for in this Second Amendment, the Quota (Share) Purchase Agreement shall continue in full force and effect and each of the parties hereby confirms the terms of the Quota (Share) Purchase Agreement, as so amended.

IN WITNESS WHEREOF, the Parties have duly exeucted this Second Amendment as of the date first written above.

IBM ITALIA S.p.A.                           CELESTICA INC.


BY:   /s/ E.C. Catania                      BY:    /s/ Iain Kennedy
--------------------------------------      ---------------------------------

NAME: E.C. Catania                          NAME:  I. Kennedy

TITLE: General Manager                      TITLE: SENIOR VICE PRESIDENT

IBM SEMEA SERVIZI FINANZIARI S.p.A          CELESTICA EUROPE INC.


BY:   /s/ Daniele Troina                    BY:    /s/ Iain Kennedy
      ---------------------------------           ---------------------------


NAME: D. Troina                             NAME:  I. KENNEDY
      ---------------------------------           ---------------------------

TITLE: Managing Director                    TITLE: SENIOR VICE PRESIDENT





Second Amendment to Quota (Share) Purchase Agreement 0526

                          SCHEDULE 3.2.1 QSPA PAGE 1/1




                                   ASSETS CONVEYED

(In Billion Lire)

Inventory                                                     234.808





Machinery and Equipment/
Furniture and Fixtures &
Data Processing Equipment                                      75.5

Land and Buildings                                            122.0
Goodwill                                                        9.0


Total                                                         441.308












Schedule 3.2.1.   Version 0511

                  METHODOLOGY FOR REVIEW OF CLOSING STATEMENT


Assets and Inventory at signing are as set forth on Schedule 3.2.1, herein incorporated by reference.

The following will be the methodology for reviewing the Closing Statement:

1. The ledger balance of WCE Italia S.r.l. as of the Closing Date will be the basis for the Closing Statement.

2. A physical inventory sample to determine proper quantities will be initiated by Seller and Buyer on the Closing Date. Seller will perform a Rotating Inventory Audit (RIA) on the Warehouse based on PI (Perpetual Inventory) Test check methodology. Additional sampling will be performed on Work-in-Process based on MFI system data (Wip on Vimercate/S. Palomba manufacturing floor) and PIV system data (Wip consigned to our Vendors).

3. Inventory will be valued according to Weighted Average Cost (WAC) methodology.

4.  Cost of acquisition will be added to the inventory, at 2.5%.

5. Inventory determined as above will be decreased by a provision for scrap of three hundred ten million Lire (310,000,000)

6. Any completed assembly inventory will be valued at price for cards and at BOM plus 9% for box/fab/mes.

7. A value for labor and overhead effort will be added to the work-in-process inventory value, based on the 50% completion methodology applicable to either ECAT (i.e. assumes 50% of all production steps/profit has been completed in addition to BOM), and Box/Fab/MES (i.e. assumes 50% of the 9% markup above BOM, equal to 4.5% of BOM markup to be added in addition to BOM).

8. The cost of all parts sourced from Seller's Microelectronics Division (currently valued at 90%) will be multiplied by a factor of 1.11 for the purpose of valuing inventory.

9. All Machinery and Equipment, Furniture and Fixtures, and Data Processing Machines will be valued at WCE Italia S.r.l.'s book value.


BOM = Bill of Material